Exhibit 10.1

2603 Challenger Tech Ct., Suite 100, Orlando, FL 32826
407-382-4003 FAX 407-382-4007

May 31, 2018

Mr. Donald O. Retreage, Jr.
1555 Brookstone Drive
Hickory, North Carolina 28602

Dear Donald,

I am pleased to offer you the position of Chief Financial Officer for LightPath Technologies, Inc, reporting directly to Jim Gaynor, Chief Executive Officer.

Your base annual compensation will be $200,000.00 paid at a bi-weekly rate of $7692.31. Your salary and responsibilities will be reviewed and adjusted periodically depending on your performance with the company.

You are also eligible for supplemental variable compensation as part of LightPath’s Executive Bonus Plan. You would be placed in level two of the Executive Bonus Plan for FY 2019. In addition, you will receive 10,000 stock options with four year vesting at 25% per year. The strike price will be set based on the market price as of your start date.

As it is an essential requirement of this position to be based in Orlando, it is required that you personally relocate to Florida by June 18, 2018. You will further be required to move your family, household and other belongings within six (6) months of your start date. As part of this requirement we will provide a relocation allowance up to $18,000 paid upon relocation within seven (7) months of employment. If you leave LightPath Technologies, Inc. for any reason other than death, disability or discharge without cause within twelve (12) months of the move, you are responsible to reimburse the company a prorated portion of all expenses the company paid—to you or on your behalf. Repayment can be made in installments. All receipts must accompany any expense request in order to authorize reimbursement.

Based on your years of experience, you will accrue 3 weeks, 120 hours vacation plus 40 hours sick/personal hours annually.

LightPath Technologies, Inc. joined Insperity, an employee leasing company. Due to this relationship, we are able to provide top of the line benefits that include; health, dental, vision, life, and long-term disability insurances, FSA (flexible spending account), HSA (health spending account), and a 401K plan. These benefits are available to you on your first day of employment with the company. Our Director of Corporate Human Resources, Laura Alphonso, will be able to assist you with any questions about our benefit offerings and enrollment. Should you have questions before your start date, feel free to contact her at 407-382-4003, Ext. 314.

Insperity/LightPath Technology is an “at will” employer which means that employment is for no definite duration and that employment and compensation may be terminated, with or without cause, and with or without notice, at any time and at the option of either LightPath or yourself.

Your anticipated start date will be Monday, June 18, 2018. If this is not agreeable or if you have questions before your start date, feel free to contact me or Laura Alphonso.

Terms of this offer are confidential and I trust that you will treat it as proprietary information between you and the Company.

This offer letter confirms your representation to us that (1) you are not party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, (2) you will not disclose (nor have we solicited) any trade secret or confidential information of any person, including prior employees, to the Company and (3) you do not know of any conflict, which would restrict your employment with the Company.

The Immigration Reform and Control Act of 1986, as amended in 1990, requires all employers to verify an employee’s identity and right to work in the United States. You will be expected to produce documentation (as acceptable by the Act) within three days of your employment with LightPath.

The offer described above is contingent upon the results of your reference/background check and the signing of a confidentiality and proprietary rights /non-compete agreement. In addition, you will be required to complete a successful drug screening prior to your first day of employment.

I believe that you will find the opportunity both challenging and rewarding at the same time. As a key member of our growing team, you will see the direct results of your efforts on the bottom line of the Company.

We look forward to hearing from you about this offer. Please indicate your acceptance of our offer by signing below and returning one copy of the letter, with your original signature, to Laura Alphonso no later than Monday, June 4, 2018. This signed agreement can be scanned as a PDF and emailed to lalphonso@lightpath.com.

If you have any questions concerning this offer, please do not hesitate to contact me. We are excited to have you join LightPath and I look forward to growing our company together.

Sincerely,

/s/ Jim Gaynor

Jim Gaynor
Chief Executive Officer
LightPath Technologies TM

ACCEPTED AND AGREED:

By:         /s/ Donald O. Retreage, Jr.

Date:      05/31/2018